UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
February 26, 2024
Date of Report (Date of earliest event reported)
_____________________
Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)
(312) 583-8700
(Registrant’s telephone number, including area code)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HURN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01.    Entry into a Material Definitive Agreement.
On February 26, 2024, Huron Consulting Group Inc. (the "Company" or "Huron") entered into Amendment No.2 (the "Second Amendment") to the Third Amended and Restated Credit Agreement dated as of November 15, 2022 (as amended, the "Amended Credit Agreement"), by and among the Company, as borrower, the Lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.
The Second Amendment established a $275 million term loan facility (the "Term Loan") under the Amended Credit Agreement, which was funded in a single advance on the date of the Second Amendment. The Term Loan is subject to scheduled quarterly amortization payments of $3.4 million beginning June 30, 2024, through the maturity date of November 15, 2027, at which time the outstanding principal balance and all accrued interest will be due. Additionally, the Second Amendment provided for the option to increase the revolving credit facility or establish additional term loan facilities in an aggregate amount up to $250 million, subject to customary conditions and the approval of any lender whose commitment would be increased, resulting in a maximum available principal amount under the Amended Credit Agreement of $1.13 billion.
The proceeds from the Term Loan will be used to reduce current borrowings under the Company's existing revolving credit facility.
Interest on the Term Loan varies based on our Consolidated Leverage Ratio (as defined in the Amended Credit Agreement). At our option, the Term Loan will bear interest at either one, three or six month Term SOFR (as defined in the Amended Credit Agreement) plus the applicable margin. The Term Loan will initially bear interest at one month Term SOFR plus 1.750% per annum. After the date the compliance certificate is required to be received for the quarter ending June 30, 2024, the applicable margin will range between 1.625% per annum and 2.375% per annum based upon the Company's Consolidated Leverage Ratio at such time and subject to the adjustments allowed for performance against certain environmental, social and governance targets of the Company as outlined in Amendment No. 1 to the Third Amended and Restated Credit Agreement (the "First Amendment").
The Amended Credit Agreement maintains the same prepayment provisions, usual and customary representations and warranties, fee pricing schedule, and affirmative and negative covenants as the Third Amended and Restated Credit Agreement; and is secured pursuant to the Third Amended and Restated Security Agreement and the Third Amended and Restated Pledge Agreement.
In connection with the Second Amendment, the Company paid certain commitment, arrangement, and other fees to Bank of America, N.A. and other parties to the Second Amendment, and reimbursed certain of the parties’ expenses.
The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached hereto as Exhibits 10.1 and is incorporated herein by reference.
Item 2.02.    Results of Operations and Financial Condition.

On February 27, 2024, Huron Consulting Group Inc. (the "Company") issued a press release announcing its financial results for the year ended December 31, 2023. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to Item 2.02 and the attached Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated herein by reference in this Item 2.03.
Item 9.01.    Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Exhibit Description
10.1†
Amendment No. 2 to the Third Amended and Restated Credit Agreement, dated as of February 26, 2024, by and among Huron Consulting Group Inc., as Borrower, the Lenders Party Thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.

99.1	Press release, dated February 27, 2024
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)
†    Pursuant to Regulation S-K 601(b)(10)(iv), certain exhibits to this Exhibit have been omitted. The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, a copy of any or all omitted exhibits.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date:	February 27, 2024	/s/ JOHN D. KELLY
John D. Kelly
Executive Vice President, Chief Financial Officer, and Treasurer